Exhibit 10.3

EXECUTION VERSION

ALLIANCE HEALTHCARE SERVICES, INC.

AMENDMENT OF EXECUTIVE SEVERANCE AGREEMENT

THIS AMENDMENT OF EXECUTIVE SEVERANCE AGREEMENT (the “Amendment”) is entered into as of March 23, 2016 (the “Effective Date”), between Richard Jones (“Executive”) and Alliance HealthCare Services, Inc., a Delaware corporation (the “Company”).

RECITALS

WHEREAS, on February 20, 2013, the Company and the Executive entered into an Executive Severance Agreement (the “Agreement”); and

WHEREAS, the parties wish to amend certain provisions of the Agreement regarding the benefits to be provided upon the termination of the Executive’s employment with the Company pursuant to the terms and conditions set forth below.

AGREEMENT

NOW THEREFORE, in consideration of the foregoing and the mutual agreements contained herein and intending to be legally bound hereby, the parties hereby agree as follows effective as of the Effective Date. Except as otherwise defined herein, capitalized terms shall have the meanings assigned to them in the Agreement.

1. Good Reason. Section 5 of the Agreement shall be deleted in its entirety and replaced with the following:

“5. Resignation for Good Reason. For purposes of this Agreement, resignation by Executive for “Good Reason” shall mean resignation only for the following events that occurs without the Executive’s written consent: (a) the Company materially reduces Executive’s base salary, (b) the assignment to the Executive of any duties which diminish in any material respect the Executive’s position with the Company (including status, offices, titles and reporting requirements), authority, duties or responsibilities, (c) any material failure by the Company to comply with any of the provisions of any employment agreement between Executive and the Company, which is not remedied within 30 days after notice thereof from the Executive, (d) if Executive is not based in Alliance’s Resource Center in Southern California, and the Company requires Executive to materially change the location of Executive’s principal office to a facility or a location more than sixty (60) miles from Executive’s then-current residence, or (e) if Executive’s principal office is located in Alliance’s Resource Center in Southern California, and the Company moves Alliance’s Resource Center more than sixty (60) miles from the then present office location. The Company and Executive further agree that for a resignation to constitute a resignation by Executive for “Good Reason”, (i) Executive must provide written notice to the Company of Executive’s intent to resign within thirty (30) days of one of the triggering events outlined in this Section 5, (ii) the Company must fail to cure the condition giving rise to Good Reason within thirty (30) days following its receipt of Executive’s notice and (iii) Executive’s resignation must be effective within thirty (30) days following the Company’s failure to cure.”

2. Excess Parachute Payments. Section 6 of the Agreement shall be deleted in its entirety and replaced with the following:

“6. Excess Parachute Payments.

(a) Best Pay Provision. Notwithstanding anything in this Agreement to the contrary, if any payment or distribution Executive would receive pursuant to this Agreement or otherwise (“Payment”) would (a) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (b) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall either be (i) delivered in full or (ii) delivered as to such lesser extent which would result in no portion of such Payment being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income and payroll taxes and the Excise Tax, results in the receipt by Executive on an after-tax basis, of the largest payment, notwithstanding that all or some portion of the Payment may be taxable under Section 4999 of the Code. Any reduction in payments and/or benefits pursuant to this Section 6 will occur in the following order: (1) reduction of cash payments; (2) cancellation of accelerated vesting of equity awards other than stock options (with the later vesting reduced first); (3) cancellation of accelerated vesting of stock options (with the later vesting reduced first) and (4) reduction of other benefits payable to Executive.

(b) Determination. The amount of the Excise Tax, or whether a reduction of Payments is required pursuant to Section 6(a), and the amount of such Payment reduction, if any, shall be determined by a nationally recognized accounting firm (the “Accounting Firm”) selected by the Company and reasonably acceptable to the Executive. For purposes of making the calculations required by this Section, the Accounting Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company shall bear all fees and expenses that the Accounting Firm may reasonably incur in connection with any calculations contemplated by this Section. The Company and the Executive shall furnish to the Accounting Firm such information and documents as the Accounting Firm may reasonably request in order to make its determination under this Section. The Company shall direct the Accounting Firm to submit its determination and detailed supporting calculations to both the Company and the Executive within thirty (30) days after the date on which the release described in Section 3(a) above becomes effective.”

3. Continuation of Other Terms. Except as set forth herein, all other terms and conditions of the Agreement shall remain in full force and effect.

4. Complete Agreement. This Amendment and the Agreement together constitute the entire agreement between Executive and the Company with respect to the subject matter described herein and they are the complete, final and exclusive embodiment of their agreement with regard to this subject matter. This Amendment is entered into without reliance on any promise or representation other than those expressly contained herein.

5. Applicable Law. This Amendment shall be governed by the law of the State of California as such laws are applied to agreements between California residents entered into and to be performed entirely within the State of California.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date first written above.

ALLIANCE HEALTHCARE SERVICES, INC.

By:	/s/ Tom C. Tomlinson

Name:	Tom C. Tomlinson

Title:	Chief Executive Officer

EXECUTIVE

/s/ Richard Jones
Richard Jones